UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2024

SOUTHWEST AIRLINES CO.

(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 36611 Dallas, Texas		75235-1611
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 792-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($1.00 par value)	LUV	New York Stock Exchange
Common Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(d)

On September 26, 2024, the Board of Directors (the “Board”) of Southwest Airlines Co. (the “Company” or “Southwest”) appointed Robert L. Fornaro as a member of the Board, effective immediately. Mr. Fornaro is an accomplished airline executive with over three decades of experience in the industry. He previously served on the Board of Directors of Spirit Airlines beginning in May 2014 until January 2019 and as President and Chief Executive Officer from January 2016 until January 2019, during which time he led the low-cost carrier through a period of substantial growth and transformation. Previously, he was President and Chief Executive Officer of AirTran Holdings Inc. from November 2007 until May 2011. Mr. Fornaro served as a consultant to Southwest from 2011 to 2014 following its acquisition of AirTran in 2011, and again from 2020 to 2024 following his resignation as President and Chief Executive Officer of Spirit Airlines. Prior to his role as CEO of AirTran, he served as President and Chief Operating Officer from March 2001 until November 2007 and President and Chief Financial Officer from March 1999 until August 2000. He also previously served as Chairman of both AirTran Airways Inc. and AirTran Holdings Inc. Before joining AirTran, Mr. Fornaro operated an aviation consulting practice and served in senior marketing and planning positions at US Airways and Northwest Airlines.

Mr. Fornaro currently serves on the board of directors for each of Avianca, Colombia’s largest airline, and WestJet, Canada’s second-largest carrier. Mr. Fornaro earned a master’s degree in city and regional planning from Harvard University and a bachelor’s degree in economics from Rutgers College.

Non-employee members of the Company’s Board, including Mr. Fornaro, currently receive the following compensation:

(i) an annual retainer fee for membership on the Board of $90,000 (which will be pro-rated for Mr. Fornaro for the July 2024-June 2025 service period);

(ii) $1,500 for each meeting of the Board or Committee attended in excess of regularly scheduled Board and Committee meetings;

(iii) while serving on the Board, free travel on Southwest Airlines for the Director, the Director’s spouse, and the Director’s children, as well as 50 one-way flight passes annually that may be used for free travel on Southwest Airlines on an unrestricted basis, and an additional 50 one-way flight passes annually for use by qualified charitable and 501(c)(3) organizations;

(iv) subsequent to Board service, (a) 50 one-way flight passes annually that may be used for free travel on Southwest Airlines on an unrestricted basis for a five year term if the Director has served less than five terms; (b) 50 one-way flight passes annually that may be used for free travel on Southwest Airlines on an unrestricted basis for a ten year term if the Director has served five or more terms but less than ten terms; and (c) if the Director has served at least ten terms, a lifetime privilege of 50 one-way flight passes annually that may be used for free travel on Southwest Airlines on an unrestricted basis (credit for the length of service for the full term will be granted in the case of a Director’s appointment or retirement occurring between the Company’s annual meetings of shareholders);

(v) subsequent to Board service, (a) if the Director has served at least ten terms, lifetime free travel on Southwest Airlines for the Director and the Director’s spouse; (b) if the Director has served five or more terms but less than ten terms, free travel on Southwest Airlines for the Director and the Director’s spouse for a ten year term; (c) if the Director has served less than five terms, free travel on Southwest Airlines for the Director and the Director’s Spouse for a five year term (clauses (b) and (c) described herein as “partial benefits”); and (d) if the Director is deceased, free travel on Southwest Airlines for the Director’s spouse for the lifetime of the spouse, if the Director has served as least ten terms, or for the number of years remaining (if any) in the Director’s partial benefits, if the Director has served less than ten terms (credit for the length of service for the full term will be granted in the case of a Director’s appointment or retirement occurring between the Company’s annual meetings of shareholders);

(vi) eligibility to receive equity grants pursuant to the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan (for 2024, prior to Mr. Fornaro’s appointment to the Board, Board members received common stock awards with a grant date value of approximately $170,000); and

(vii) eligibility for a retirement payment under the Southwest Airlines Co. Severance Plan for Directors (which provides for a cash payment of $35,000 for non-employee Directors who have served at least five years as of the date of retirement and $75,000 for non-employee Directors who have served at least ten years as of the date of retirement).

Mr. Fornaro was party to an Advisory Agreement, effective as of January 1, 2023, by and between Mr. Fornaro and the Company (the “Advisory Agreement”), whereby the Company paid Mr. Fornaro a monthly fee of $23,000 since the beginning of the last fiscal year, plus reasonable expenses incurred for services. Mr. Fornaro was also party to a Consultant Retention Letter, effective as of July 5, 2024, by and among Mr. Fornaro, the Company and Kirkland & Ellis LLP (the “Consultant Letter”), governed by the terms of the Advisory Agreement and whereby the Company did not pay Mr. Fornaro an additional fee. The Advisory Agreement and the Consultant Letter were terminated on September 26, 2024, prior to Mr. Fornaro’s appointment to the Board.

Mr. Fornaro’s son-in-law, Eric Hall, is a Director level Employee of the Company. During 2023 and 2024 year-to-date, respectively, Mr. Hall was paid a combined $296,107.81 and $255,775.87 in base salary, bonus, and grant date fair value of equity compensation awards for financial statement purposes, and also participated in benefit plans generally available to the Company’s employees. Mr. Fornaro disclaims any interest in Mr. Hall’s compensation.

Mr. Fornaro has not been appointed to any Board committees and is not a party to any arrangement or understanding with any other person pursuant to which he was selected as a director. Because of the Advisory Agreement and Consultant Letter, the Board has determined that Mr. Fornaro is not independent under the standards of the New York Stock Exchange.

In connection with Mr. Fornaro’s appointment, the Board increased the current size of the Board to sixteen members, effective upon the effectiveness of Mr. Fornaro’s appointment to the Board. In connection with six previously announced resignations from the Board effective immediately following the regularly scheduled fourth quarter Board meeting (currently scheduled for November 21, 2024), and in accordance with the Company’s Fourth Amended and Restated Bylaws, the Board decreased the size of the Board to ten members, effective upon the effectiveness of those resignations. The Board further resolved to decrease the size of the Board to nine members, effective immediately following the 2025 Annual Meeting.

Item 7.01 Regulation FD Disclosure.

On September 26, 2024, the Company issued a press release announcing the appointment of Mr. Fornaro. The press release is furnished herewith as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events

Important Additional Information

The Company intends to file a proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s next meeting of Shareholders (whether an Annual or Special Meeting of Shareholders (the “Shareholder Meeting”)). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER MEETING. Shareholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings.

Participant Information

The Company, each of its Directors (namely, Gary C. Kelly, Robert E. Jordan, William H. Cunningham, Ph.D., Lisa M. Atherton, David W. Biegler, J. Veronica Biggins, Roy Blunt, Douglas H. Brooks, Eduardo F. Conrado, Rakesh Gangwal, Thomas W. Gilligan, Ph.D., David P. Hess, Elaine Mendoza, Christopher P. Reynolds, and Jill A. Soltau) and one of its executive officers (namely, Tammy Romo, Chief Financial Officer) are deemed to be “participants” (as defined in Section 14(a) of the Exchange Act) in the solicitation of proxies from the Company’s Shareholders in connection with the matters to be considered at the Shareholder Meeting. Information about the compensation of our named executive officers and our non-employee Directors is set forth in the sections titled “Compensation of Executive Officers” and “Compensation of Directors” in the Company’s definitive proxy statement on Schedule 14A for the Company’s 2024 Annual Meeting of Shareholders, filed on April 5, 2024 (the “2024 Definitive Proxy”), commencing on pages 28 and 64, respectively, and is available here. Information regarding the participants’ holdings of the Company’s securities can be found in the section titled “Security Ownership of Management” in the Company’s 2024 Definitive Proxy on page 27 and is available here, and as updated in the filings referenced below. Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC on May 2, 2024 for Mr. Kelly (available here); May 16, 2024 for Dr.  Cunningham (available here); May 16, 2024 for Ms.  Atherton (available here); May 16, 2024 for Mr.  Biegler (available here); May 16, 2024 for Ms.  Biggins (available here); May 16, 2024 for Mr.  Blunt (available here); May 16, 2024 for Mr.  Brooks (available here); May 16, 2024 for Mr.  Conrado (available here); August 1, 2024 for Mr.  Gangwal (available here); May 16, 2024 for Dr.  Gilligan (available here); May 16, 2024 for Mr.  Hess (available here); May 16, 2024 for Ms.  Mendoza (available here); May 16, 2024 for Mr.  Reynolds (available here); and May 16, 2024 for Ms.  Soltau (available here). Such filings are available on the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings or through the SEC’s website via the links referenced above. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the section titled “Security Ownership of Management” of the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the Shareholder Meeting.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

99.1	Press Release of Southwest Airlines Co., dated September 26, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

September 26, 2024	By:	/s/ Tammy Romo
Tammy Romo
Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)